As filed with the Securities and Exchange Commission on August 23, 2010

Commission File No. 333-162298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 3 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hill International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0953973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Lippincott Centre

Marlton, New Jersey 08053

(856) 810-6200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Irvin E. Richter

Chairman and Chief Executive Officer

Hill International, Inc.

303 Lippincott Centre

Marlon, New Jersey 08053

(856) 810-6200

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Richard A. Silfen, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

(215) 979-1000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	1,000,000	$7.23(1)	$7,230,000	$403.43(1)
Common Stock, $0.0001 par value	1,000,000	$4.18(2)	$4,180,000	$298.03(2)
Total	2,000,000		$11,410,000	$701.46

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, and based on the average of the high and low sales price of the Registrant’s Common Stock on the New York Stock Exchange on September 30, 2009, which date was within five business days of October 2, 2009, the date of the original filing of this Registration Statement, on which date the stated registration fee was paid.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, and based on the average of the high and low sales price of the Registrant’s Common Stock on the New York Stock Exchange on May 20, 2010, the date of the filing of Amendment No. 2 to this Registration Statement, on which date the stated registration fee was paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 23, 2010

PRELIMINARY PROSPECTUS

HILL INTERNATIONAL, INC.

2,000,000 Shares of Common Stock

This prospectus relates to 2,000,000 shares of our common stock that may be offered for sale or otherwise transferred from time to time by the selling stockholders named in this prospectus.

The selling stockholders may offer their shares from time to time through public or private transactions, on or off of the New York Stock Exchange at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is listed for trading on the New York Stock Exchange under the trading symbol "HIL." On August 18, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $4.29 per share.

Investing in our common stock involves certain risks. You should read this entire prospectus carefully before you make your investment decision. Please carefully consider the “Risk Factors," beginning on page 5 of this prospectus, before investing.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    , 2010

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus, or in any supplement or amendment to this prospectus. We have not authorized any other person to provide you with different information, and if anyone provides, or has provided, you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference is accurate only as of the date of the document containing the information.

In this prospectus, references to “Company,” “we,” “us,” “our,” “registrant” and “Hill” refer to Hill International, Inc., a corporation organized under the laws of the State of Delaware, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and accordingly file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database system. Copies of this registration statement and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings, may be examined without charge via the EDGAR database. The internet address of the EDGAR database is http://www.sec.gov.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus.

Requests for such documents should be addressed in writing or by telephone to:

William H. Dengler, Jr.

Senior Vice President, General Counsel and Secretary

Hill International, Inc.

303 Lippincott Centre

Marlton, NJ 08053

Telephone: (856) 810-6200

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed by with the SEC and are incorporated herein by reference:

•	The Company’s Current Reports on Form 8-K filed on January 15, 2010, March 5, 2010, June 10, 2010 and August 17, 2010, as amended on August 23, 2010;

•	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010;

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Amendment No 1 thereto filed on April 7, 2010; and

•	The description of our common stock contained in the proxy statement filed with the SEC on June 6, 2006, under the heading “Description of Arpeggio Common Stock and Other Securities — Common Stock”.

All documents filed after the date hereof by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, excluding those documents (or portions thereof) furnished pursuant to Items 2.02 or 7.01 of Form 8-K including exhibits thereto, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from their respective dates of filing until the information contained in such documents is superseded or updated by any subsequently filed document which is incorporated by reference into the Registration Statement of which this prospectus constitutes a part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that such statements be protected by the safe harbor created thereby. Except for historical information contained in this prospectus, the matters set forth herein including, but not limited to, any projections of earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. You can identify forward-looking statements by the use of terminology such as “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “could,” “should,” “potential” or “continue” or the negative or other variations thereof, as well as other statements regarding matters that are not historical fact.

Those forward-looking statements may concern, among other things:

•	The markets for our services

•	Projections of earnings, anticipated contractual obligations, capital expenditures, funding requirements or other financial items;

•	Statements concerning our plans, strategies and objectives for future operations; and

•	Statements regarding future economic conditions or performance.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include:

•	Modifications and termination of client contracts;

•	Control and operational issues pertaining to business activities that we conduct pursuant to joint ventures with other parties;

•	Difficulties we may incur in implementing our acquisition strategy;

•	The need to retain and recruit key technical and management personnel; and

•	Unexpected adjustments and cancellations related to our backlog.

Other factors that may affect our businesses, financial position or results of operations include:

•

Special risks of international operations, including uncertain political and economic environments, acts of terrorism or war, potential incompatibilities with foreign joint venture partners, foreign currency fluctuations, civil disturbances and labor issues; and

•

Special risks of contracts with governmental entities, including the failure of applicable governing authorities to take necessary actions to secure or maintain funding for particular projects with us, the unilateral termination of contracts by the government and reimbursement obligations to the government for funds previously received.

Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in the reports we have filed with the SEC.

Except to the extent required by applicable laws and regulations, Hill undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

ABOUT HILL INTERNATIONAL, INC.

The Company was incorporated in Delaware in 2004 as Arpeggio Acquisition Corporation (“Arpeggio”), a specified purpose acquisition corporation. On June 28, 2006, Hill International, Inc., a Delaware corporation [and the Company’s predecessor], merged (the “Hill Merger”) into the Company, which was the surviving entity of the merger. Following the merger, the name of the Company was changed to Hill International, Inc.

We provide project management and construction claims services to clients worldwide, but primarily in the United States, Europe, the Middle East, North Africa and Asia/Pacific. Our clients include the United States and other national governments and their agencies, state and local governments and their agencies and the private sector. We are organized into two key operating segments: the Project Management Group and the Construction Claims Group.

In our Project Management Group, we provide construction management services which include program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreements and management consulting. In our Construction Claims Group, we advise clients in order to assist them in preventing or resolving claims and disputes based upon schedule delays, cost overruns and other problems on major construction projects worldwide.

Our executive office is located at 303 Lippincott Centre, Marlton, New Jersey 08053. The telephone number at our executive office is (856) 810-6200. In addition to our executive office, we have 90 operating offices throughout the world. We maintain a website at www.hillintl.com. The information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this report in evaluating your investment in Hill securities and any investment you decide to make in the common stock of Hill.

The value of your investment in Hill is subject to the significant risks inherent in the construction management and claims consulting business. You should carefully consider the risks and uncertainties described below and other information included in this report. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Recent global economic trends could adversely affect our business, liquidity and financial results.

Recent global economic conditions, including disruption of financial markets, could adversely affect our business and results of operations, primarily, through limiting our access to credit and disrupting our clients’ businesses. The reduction in financial institutions’ willingness or ability to lend has increased the cost of capital and reduced the availability of credit. Although we currently believe that the financial institutions with whom we do business, will be able to fulfill their commitments to us, there is no assurance that those institutions will be able to continue to do so, which could have a material adverse impact on our business. In addition, continuation or worsening of general market conditions in the United States or other national economies important to our businesses may adversely affect our clients’ level of spending, ability to obtain financing, and ability to make timely payments to us for our services, which could require us to increase our allowance for doubtful accounts, negatively impact our days sales outstanding and adversely affect our results of operations.

We depend on long-term government contracts, many of which are funded on an annual basis. If appropriations are not made in subsequent years of a multiple-year contract, we will not realize all of our potential revenue and profit from that project.

A significant portion of our revenue is derived from contracts with agencies and departments of federal, state, local and foreign governments. During our 2009, 2008 and 2007 fiscal years, approximately 52.0%, 42.4% and 44.3%, respectively, of our consulting fee revenue was derived from contracts with government agencies and authorities. During the six-month period ended June 30, 2010, approximately 44.4% of our consulting fee revenue was derived from those same sources.

Most government contracts are subject to the continuing availability of legislative appropriation. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a program, the related contract is only partially funded, and additional funding is normally committed only as appropriations are made in each subsequent fiscal year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing priorities for appropriation, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years on government contracts, then we will not realize all of our potential revenue and profit from those contracts.

Because we depend on government contracts for a significant portion of our revenue, our inability to win profitable government contracts could harm our operations and adversely affect our net earnings.

In 2009, U.S. federal government contracts and state and local government contracts contributed approximately 12.5% and 10.7%, respectively, of our total consulting fee revenue, and foreign government contracts contributed approximately 28.8% of our total consulting fee revenue. During the six-month period ended June 30, 2010, U.S. federal government contracts and state and local government contracts contributed approximately 7.2% and 21.0%, respectively, of our total consulting fee revenue, and foreign government contracts contributed approximately 21.6% of our total consulting fee revenue. Our inability to win profitable government contracts could harm our operations and adversely affect our net earnings. Government contracts are typically awarded through a heavily regulated procurement process. Some government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. In turn, the competition and pricing pressure may require us to make sustained post-award efforts to reduce costs under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts may be negatively impacted. Also, some of our federal government contracts require U.S. government security clearances. If we or certain of our personnel were to lose these security clearances, our ability to continue performance of these contracts or to win new contracts requiring a clearance may be negatively impacted.

We depend on contracts that may be terminated by our clients on short notice, which may affect our ability to recognize all of our potential revenue and profit from the project.

Substantially all of our contracts are subject to termination by the client either at its convenience or upon our default. If one of our clients terminates a contract at its convenience, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profit from that contract. If one of our clients terminates the contract due to our default, we could be liable for excess costs incurred by the client in re-procuring services from another source, as well as other costs.

Our contracts with governmental agencies are subject to audit, which could result in adjustments to reimbursable contract costs or, if we are charged with wrongdoing, possible temporary or permanent suspension from participating in government programs.

Our books and records are subject to audit by the various governmental agencies we serve and by their representatives. These audits can result in adjustments to reimbursable contract costs and allocated overhead. In addition, if as a result of an audit, we or one of our subsidiaries is charged with wrongdoing or the government agency determines that we or one of our subsidiaries is otherwise no longer eligible for federal contracts, then we or, as applicable, that subsidiary, could be temporarily suspended or, in the event of convictions or civil judgments, could be prohibited from bidding on and receiving future government contracts for a period of time. Furthermore, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities, the results of which could have a material adverse effect on our operations.

We submit change orders to our clients for work we perform beyond the scope of some of our contracts. If our clients do not approve these change orders, our net earnings and results of operations could be adversely impacted.

We typically submit change orders under some of our contracts for payment for work performed beyond the initial contractual requirements. The clients may not approve or may contest these change orders and we cannot assure you that these claims will be approved in whole, in part or at all. If these claims are not approved, our net earnings and results of operations could be adversely impacted.

Because our backlog of uncompleted projects under contract or awarded is subject to unexpected adjustments and cancellations, including future appropriations by the applicable contracting government agency, it is an uncertain indicator of our future revenues and profits.

At December 31, 2009 and June 30, 2010, our backlogs of uncompleted projects under contract or awarded were approximately $620,000,000 and $569,000,000, respectively. We cannot assure you that the revenues attributed to uncompleted projects under contract will be realized or, if realized, will result in profits. Backlog is not a measure defined in generally accepted accounting principles, and our methodology for determining backlog may not be comparable to the methodology used by other companies in determining their backlog.

Many projects may remain in our backlog for an extended period of time because of the size or long-term nature of the contract. In addition, from time to time projects are scaled back or cancelled. These types of backlog reductions adversely affect the revenue and profit that we ultimately receive. Included in our backlog is the maximum amount of all indefinite delivery/indefinite quantity ("ID/IQ"), or task order, contracts, or a lesser amount if we do not reasonably expect to be issued task orders for the maximum amount of such contracts. We cannot provide any assurance that we will in fact be awarded the maximum amount of such contracts.

We depend on the continued services of certain executive officers. We cannot assure you that we will be able to retain the services of these individuals.

We are dependent upon the efforts and service of certain executive officers, particularly Irvin E. Richter, our Chairman and Chief Executive Officer, and David L. Richter, our President and Chief Operating Officer, because of their knowledge, experience, skills and relationships with major clients and other members of our management team. Irvin E. Richter has served as our Chief Executive Officer since 1976. We have employment agreements with these individuals which contain non-competition covenants which survive their actual term of employment. If we lost the services of one or both of these individuals for any reason, that could have an adverse effect on our operations.

Our ability to grow and compete in our industry will be harmed if we do not retain the continued service of our key management, sales and technical personnel and identify, hire and retain additional qualified personnel.

There is intense competition for qualified management, sales and technical personnel in the industry sectors in which we compete. We may not be able to continue to attract and retain qualified personnel who are necessary for the development of our business or to replace qualified personnel. Any growth we experience is expected to place increased demands on our resources and will likely require the addition of personnel and the development of additional expertise by existing personnel. Also, some of our personnel hold security clearance levels required to obtain government projects and, if we were to lose some or all of these personnel, they may be difficult to replace. Loss of the services of, or failure to recruit, key personnel could limit our ability to complete existing projects successfully and to compete for new projects.

Our dependence on subcontractors, partners and specialists could adversely affect our business.

We rely on third-party subcontractors as well as third-party strategic partners and specialists to complete our projects. To the extent that we cannot engage such subcontractors, partners or specialists or cannot engage them on a competitive basis, our ability to complete a project in a timely fashion or at a profit may be impaired. If we are unable to engage appropriate strategic partners or specialists in some instances, we could lose the ability to win some contracts. In addition, if a subcontractor or specialist is unable to deliver its services according to the negotiated terms for any reason, including the deterioration of its financial condition or over-commitment of its resources, we may be required to purchase the services from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services were needed.

If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced profits.

We sometimes enter into joint venture agreements and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends on the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform its contractual obligations, we may be required to make additional investments and provide additional services to complete the project. If we are unable to adequately address our partner's performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced profits.

Our services expose us to significant risks of liability and our insurance policies may not provide adequate coverage.

Our services involve significant risks of professional and other liabilities that may substantially exceed the fees that we derive from our services. In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of potential liabilities from the operation of our business.

We currently maintain comprehensive general liability, umbrella and professional liability insurance policies. Professional liability policies are “claims made” policies. Thus, only claims made during the term of the policy are covered. Additionally, our insurance policies may not protect us against potential liability due to various exclusions and retentions. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

International operations expose us to legal, political and economic risks in different countries and currency exchange rate fluctuations could adversely affect our financial results.

Our international operations contributed 80.0%, 77.7% and 67.6% of our consulting fee revenue for 2009, 2008 and 2007, respectively. Revenues from international operations accounted for approximately 74.6% of our consulting fee revenue during the six-month period ended

June 30, 2010. We expect the percentage of revenues attributable to our international operations to continue to increase. There are risks inherent in doing business internationally, including:

•	lack of developed legal systems to enforce contractual rights;

•	greater risk of uncollectible accounts and longer collection cycles;

•	currency exchange rate fluctuations;

•	restrictions on the transfer of cash from foreign countries;

•	imposition of governmental controls;

•	political and economic instability;

•	changes in U.S. and other national government policies affecting the markets for our services;

•	changes in regulatory practices, tariffs and taxes;

•	potential non-compliance with a wide variety of non-U.S. laws and regulations; and

•	general economic and political conditions in these foreign markets.

Any of these factors could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Changes to the laws of the foreign countries in which we operate may adversely affect our international operations.

We have contracts to perform services for projects located in a number of foreign countries, including, among others Canada, Mexico, the United Kingdom, Spain, Germany, Poland, Latvia, Romania, Serbia, Croatia, Greece, Turkey, Kazakhstan, Azerbaijan, Egypt, Libya, Iraq, Afghanistan, Kuwait, Bahrain, Qatar, Saudi Arabia, the United Arab Emirates, China, Singapore, Malaysia, Vietnam, South Korea and Australia. We expect to have additional similar contracts in the future. In addition, we have offices or operations in over 30 foreign countries. The laws and regulations in the countries in which we are working on projects or in which we have offices might change. Such changes could have a material adverse effect on our business.

Our business sometimes requires our employees to travel to and work in high security risk countries, which may result in employee injury, repatriation costs or other unforeseen costs.

Many of our employees often travel to and work in high security risk countries around the world that are undergoing or that may undergo political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, we have employees working in Iraq, a high security risk country with substantial civil unrest and acts of terrorism. As a result, we may be subject to costs related to employee injury, repatriation or other unforeseen circumstances.

We have acquired and may continue to acquire businesses as strategic opportunities arise and may be unable to realize the anticipated benefits of those acquisitions.

Since 1998, we have acquired 16 businesses and our strategy is to continue to expand and diversify our operations with additional acquisitions as strategic opportunities arise. Some of the risks that may affect our ability to realize any anticipated benefits from businesses that we acquire include:

•	unexpected losses of key personnel or clients of the acquired business;

•	difficulties arising from the increasing scope, geographic diversity and complexity of our operations;

•	diversion of management's attention from other business concerns; and

•	adverse effects on existing business relationships with clients.

In addition, managing the growth of our operations will require us to continually increase and improve our operational, financial and human resources management and our internal systems and controls. If we are unable to manage growth effectively or to successfully integrate acquisitions, that could have a material adverse effect on our business.

We cannot be certain that we will be able to raise capital or obtain debt financing to execute future acquisitions or to meet required capital needs.

We are currently party to a revolving credit agreement to assist in funding working capital needs and for potential future acquisitions. This agreement contains certain financial covenants with respect to minimum net worth, total debt to EBITDA ratio, fixed charge coverage ratio, billed accounts receivable to senior secured indebtedness ratio as well as other covenants. If our operating results are not as positive as we expect, that could cause us to be in default of these covenants. In addition, our current revolving credit agreement may not provide us with sufficient credit to meet all of the future financial needs of our business. Although under certain circumstances, we may be able to increase availability by an additional $50,000,000, there is no guarantee that we could increase the availability under our current revolving credit agreement or obtain alternative debt or equity financing on terms that would be acceptable to us, or at all.

The market price for our common stock could be volatile and could decline, resulting in a substantial or complete loss of your investment.

The stock markets, including the New York Stock Exchange on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	speculation in the press or investment community;

•	actions by institutional shareholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

Future sales of our common and preferred stock may depress the price of our common stock.

As of August 18, 2010, there were 38,731,533 shares of our common stock outstanding. As of the same date, an additional 2,734,480 shares of our common stock were issuable upon the exercise of options held by employees, management and directors. In connection with earn-out provisions of the merger agreement relating to the Hill Merger, an additional 1,000,000 shares of our common stock were issued in the second quarter of 2009, and an additional 1,000,000 shares of our common stock were issued on April 28, 2010. These shares have been registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and may be offered from time to time by this prospectus. We also have the authority to issue up to 1,000,000 shares of preferred stock, and additional shares, options and warrants to purchase shares of our common stock without stockholder approval. Sales of a substantial number of these shares, as well as shares of our common stock owned by affiliates and former affiliates, in the public market could decrease the market price of our common stock. In addition, the perception that such sales might occur may cause the market price of our common stock to decline. Future issuances or sales of our common stock could adversely affect the market price of our common stock.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the common stock covered by this prospectus.

DIVIDEND POLICY

We currently intend to retain all of our earnings to finance our operations, repay any outstanding indebtedness and fund our future growth. We have not paid any dividends in the past and do not expect to pay any dividends on our common stock for the foreseeable future.

DESCRIPTION OF SECURITIES

The description of the securities covered by this prospectus is contained in our proxy statement filed with the SEC on June 6, 2006, under the heading “Description of Arpeggio Common Stock and Other Securities — Common Stock,” and that description is incorporated herein by reference.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 18, 2010, by each of the selling stockholders and the maximum number of shares that may be sold hereunder. In connection with earn-out provisions of the merger agreement, we issued 2,000,000 shares of our common stock to the persons identified as selling stockholders in the table below.

We do not know when or in what amounts the selling stockholders will offer shares for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. We cannot estimate the number of shares that will be sold in the offering or held by the selling stockholders after completion of the offering. Solely for purposes of this table, however, we have assumed that, after completion of the offering, the maximum number of shares covered by this prospectus will have been sold by the selling stockholders. Messrs. I. Richter and D. Richter are directors and executive officers of Hill. Messrs. Samelian, Ghali and Emma are executive officers of Hill, and Messrs. S. Richter, Kardous, Ramirez, Pile, Giunta, Palmer, Griffin and Borhan are officers of Hill.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The percentage of our share capital before and after this offering is based on 38,731,533 shares of common stock outstanding on August 18, 2010.

	Shares Beneficially Owned		Maximum Number of Shares to be Sold Hereunder	Shares Beneficially Owned after the Sale of Maximum Number of Shares
Name and Address	Number of Shares	%	Number of Shares	Number of Shares	%
Irvin E. Richter (1)	8,124,620	20.9	1,065,416	7,059,204	18.2
David L. Richter (2)	4,135,225	10.7	510,426	3,624,799	9.3
Brady H. Richter	2,263,126	5.8	266,354	1,996,772	5.2
Stuart S. Richter (3)	488,491	1.3	74,408	414,083	1.1

Janice Foy	193,763	*	23,900	169,863	*
Raouf S. Ghali (4)	178,388	*	13,430	164,908	*
Frederic Z. Samelian (5)	141,976	*	11,192	130,784	*
D. Clarke Pile (6)	82,640	*	6,004	76,636	*
James W. Palmer (7)	75,090	*	6,068	69,022	*
Renny Borhan (8)	66,581	*	2,798	63,783	*
Abdo Kardous (9)	55,447	*	2,798	52,649	*
Ronald F. Emma (10)	54,292	*	2,798	51,494	*
Peter F. Nassab	46,961		6,014	40,947	*
Frank J. Giunta (11)	46,839	*	2,798	44,041	*
Michael V. Griffin (12)	45,356	*	2,798	42,558	*
Alann M. Ramirez (13)	40,814	*	2,798	38,016	*

*	represents less than 1% of the shares outstanding.
(1)	Includes 50,000 shares of common stock issuable upon the exercise of options and 20,127 shares held in the Company’s 401(k) plan.
(2)	Includes 60,000 shares of common stock issuable upon exercise of options and 30,647 shares held in the Company’s 401(k) plan.
(3)	Includes 11,500 shares of common stock issuable upon exercise of options and 1,921 shares held in the Company’s 401(k) plan.
(4)	Includes 35,000 shares of common stock issuable upon exercise of options, 7,404 shares held in the Company’s 401(k) plan and 1,847 shares held in the Company’s employee stock purchase plan.
(5)	Includes 25,000 shares of common stock issuable upon exercise of options and 2,134 shares held in the Company’s 401(k) plan.
(6)	Includes 11,500 shares of common stock issuable upon exercise of options and 6,826 shares held in the Company’s 401(k) plan.
(7)	Includes 3,000 shares of common stock issuable upon exercise of options, 3,448 shares held in the Company’s 401(k) plan and 10,052 shares held in the Company’s employee stock purchase plan.

(8)	Includes 17,500 shares of common stock issuable upon exercise of options, 5,811 shares held in the Company’s 401(k) plan and 10,712 shares held in the Company’s employee stock purchase plan.
(9)	Includes 12,500 shares of common stock issuable upon exercise of options and 6,024 shares held in the Company’s employee stock purchase plan.
(10)	Includes 8,000 shares of common stock issuable upon exercise of options, 1,796 shares held in the Company’s 401(k) plan and 14,400 shares held in the Company’s employee stock purchase plan.
(11)	Includes 12,500 shares of common stock issuable upon exercise of options, 1,793 shares held in the Company’s 401(k) plan and 950 shares held in the Company’s employee stock purchase plan.
(12)	Includes 11,500 shares of common stock issuable upon exercise of options and 1,931 shares held in the Company’s 401(k) plan.
(13)	Includes 7,500 shares of common stock issuable upon exercise of options and 1,815 shares held in the Company’s 401(k) plan.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholders and their pledgees, donees, transferees, or other successors in interest (collectively, the “selling stockholders”) to offer for sale or to sell shares of common stock covered by this prospectus at such time and at such prices as each of them, in its sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales.

The selling stockholders may sell or distribute some or all of their shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other exchanges on which our common stock may be listed for trading, through put or call options transactions relating to the shares, through short sales of shares, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions or in a combination of these transactions. In addition, the selling stockholders may sell or distribute some or all of their shares of common stock in a transaction involving an underwriter. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved.

If applicable law requires, we will provide a supplement to this prospectus to disclose the specific shares to be sold, the public offering price of the shares to be sold, the names of any agents, dealers or underwriters employed by the selling stockholders in connection with such sale and any applicable commissions or discounts with respect to a particular offer.

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in an accompanying prospectus supplement, the underwriters must purchase all the securities offered if any of the securities are purchased.

The selling stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”), and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in an accompanying prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

In connection with the offer and sale of the shares of common stock by the selling stockholders, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares offered hereby.

We will pay all expenses of the registration of the offered securities, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws. The selling stockholders will pay any underwriting discounts and selling commissions. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act. The selling stockholders will indemnify us against certain civil liabilities, including certain liabilities under the Securities Act.

INDEMNIFICATION

Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Duane Morris LLP.

EXPERTS

The consolidated financial statements of Hill International, Inc. at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 have been audited by Amper, Politziner & Mattia, LLP, independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

On August 16, 2010, we were notified that Amper, Politziner & Mattia, LLP combined its practice with that of Eisner LLP and the name of the combined practice operates under the name EisnerAmper LLP and that Amper, Politziner & Mattia, LLP resigned as our independent registered public accounting firm. At that time, EisnerAmper LLP was appointed as our new independent registered public accounting firm.

The financial statements of Stanley Baker Hill, LLC at December 31, 2009 and for the year then ended have been audited by Schneider Downs & Co., Inc., independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale and distribution of the securities registered hereby. All amounts other than the SEC registration fee are estimated.

SEC Registration Fee	$701
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Printing Fees and Expenses	500
Miscellaneous	299

Total:	$21,500

Item 15.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Company (previously filed with the Commission as Annex B to the Company’s Definitive Proxy Statement on Schedule 14A (000-50781) on June 6, 2006 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Company (previously filed with the Commission as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 on November 13, 2007 and incorporated herein by reference).

4.3	Common Stock Certificate (previously filed with the Commission as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

5.1	Opinion of Duane Morris LLP, as to the legality of the shares being registered (previously filed).

23.1	Consent of Amper, Politziner & Mattia, LLP (filed herewith).

23.2	Consent of Schneider Downs & Co., Inc. (filed herewith).

23.3	Consent of Duane Morris LLP (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(A) The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hill International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Marlton, State of New Jersey on August 23, 2010.

HILL INTERNATIONAL, INC.

By:	/s/ IRVIN E. RICHTER
Irvin E. Richter Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Name	Title	Date

/s/ IRVIN E. RICHTER Irvin E. Richter	Chairman of the Board and Chief Executive Officer (principal executive officer)	August 23, 2010

/s/ DAVID L. RICHTER David L. Richter	President and Chief Operating Officer and Director	August 23, 2010

/s/ JOHN FANELLI III John Fanelli III	Senior Vice President and Chief Financial Officer (principal financial officer)	August 23, 2010

/s/ RONALD F. EMMA Ronald F. Emma	Senior Vice President and Chief Accounting Officer (principal accounting officer)	August 23, 2010

/s/ CAMILLE S. ANDREWS Camille S. Andrews	Director	August 23, 2010

/s/ BRIAN W. CLYMER Brian W. Clymer	Director	August 23, 2010

/s/ WILLIAM J. DOYLE William J. Doyle	Director	August 23, 2010

/s/ ALAN S. FELLHEIMER Alan S. Fellheimer	Director	August 23, 2010

/s/ STEVEN M. KRAMER Steven M. Kramer	Director	August 23, 2010